Exhibit 99

For additional information contact:	Benno Sand-Investor and Financial Media (952) 448-8936
Laurie Walker-Trade Media (952) 448-8066

FOR IMMEDIATE RELEASE

FSI International, Inc. Announces Second Quarter and First Half Fiscal 2005 Financial Results

     MINNEAPOLIS (March 22, 2005)—FSI International, Inc. (Nasdaq: FSII), a manufacturer of capital equipment for the microelectronics industry, today reported financial results for the second quarter of fiscal 2005 and for the first six months ended February 26, 2005.

Fiscal 2005 Second Quarter and First Half

     Sales for the first half of fiscal 2005 were $43.6 million, compared to $44.8 million for the same period of fiscal 2004. The Company’s net income for the first half of fiscal 2005 was $0.6 million, or $0.02 per share (diluted), compared to a net loss of $7.1 million, or $0.24 per share (diluted), for the first half of fiscal 2004.

     Sales for the second quarter of fiscal 2005 were $24.2 million, compared to $22.3 million for the same period in fiscal 2004. The Company’s net income for the second quarter of fiscal 2005 was $3.9 million, or $0.13 per share (diluted), compared to a net loss of $6.1 million, or $0.20 per share (diluted), for the second quarter of fiscal 2004.

     In the second quarter of fiscal 2005, the Company accrued $250,000, or $0.01 per share (diluted), of litigation judgment costs and recorded a $7.0 million, or $0.23 per share, gain on the sale of its Allen, Texas facility. In the second quarter of fiscal 2004, the Company accrued $3.4 million, or $0.11 per share (diluted), of patent litigation settlement costs. The litigation related costs were included in selling, general and administrative expenses in both years.

     “We entered fiscal 2005 with defined strategies and a great deal of optimism,” said Don Mitchell, FSI chairman and CEO. “Despite the weak industry conditions, we are pleased with the progress made during our first two quarters, including:

•	increasing our cash reserves through the sale of our Allen, Texas facility;

•	expanding the process applications for which our flagship products can be used, while protecting our intellectual property through new patents;

•	gaining acceptance of additional flagship products that were under evaluation; and

•	receiving follow-on orders from several leading semiconductor manufacturers.

     We believe that we have the technology, the products, and the global support necessary to contribute to our customers’ success,” concluded Mitchell.

Cash Position

     The Company’s cash, restricted cash and marketable securities were $45.1 million at the end of the second quarter of fiscal 2005, representing a $12.3 million increase from the end of the first quarter of fiscal 2005. The change included $14.4 million in net proceeds from the sale of the Allen, Texas facility.

     In February 2005, the California Court of Appeals issued an opinion affirming in substantial part a judgment in litigation arising out of the Company’s 1996 acquisition of Semiconductor Systems, Inc. (“SSI”), the Company’s wholly owned subsidiary. The total judgment, together with post-judgment interest and attorneys’ fees as of the date of the Court of Appeal’s decision, was approximately $7.9 million.

     When the Company announced the court’s decision, it was anticipated that the Company would record a $2.2 to $2.4 million charge in the second quarter of fiscal 2005 and use $5.2 to $5.4 million of its cash to satisfy the judgment. However, since the 1996 acquisition of Semiconductor Systems, Inc. was originally accounted for as a pooling of interest, the former SSI shareholders will return the 250,000 shares of FSI common stock in escrow and the Company will retire the stock at a value of $12.125 per share, the per-share price of the Company’s common stock at the time of the acquisition. As a result, the Company recorded $250,000 of litigation judgment costs in the second quarter, and now anticipates that it will use approximately $6.3 million of cash to satisfy the judgment.*

     The Company will use escrow funds totaling approximately $1.6 million, placed by the former SSI shareholders to pay the remaining judgment amount.

     On December 14, 2004, Applied Materials closed on the acquisition of substantially all of the assets of Metron Technology N.V. As of February 26, 2005, the Company owned 1.5 million shares of Nortem N.V. (formerly Metron Technology) common stock at a cost basis of $0.94 per share, or $1.4 million in the aggregate.

     At the end of the second quarter, the Company carried its investment in Nortem N.V. as a marketable security valued at $6.9 million. The Company received an initial cash distribution in March 2005 of approximately $5.6 million as Nortem N.V. is being liquidated. The Company expects to record a gain of approximately $4.2 million in the third quarter of fiscal 2005 as a result of the initial distribution.* The Company expects to record an additional gain of $1.4 to $1.6 million in the fourth quarter of fiscal 2005 when the Company expects to receive the final distribution(s).*

Balance Sheet

     As of the end of the fiscal 2005 second quarter, the Company had approximately $136.3 million in assets, including the $45.1 million in cash, restricted cash, cash equivalents and marketable securities. This included $6.9 million of marketable securities associated with the Company’s investment in Nortem N.V. At the end of the second quarter of fiscal 2005, the Company had a current ratio of 4.2 to 1.0, no debt and a book value of $3.73 per share.

Outlook

     Based on backlog and deferred revenue levels at the end of the second quarter and expected third quarter orders, the Company expects third quarter fiscal 2005 revenues to be between $20 and $23 million.* Based upon anticipated gross profit margins, the operating expense run rate and the anticipated $4.2 million gain on the Nortem N.V. initial distribution, the Company expects a net loss in the $1.0 to $2.0 million range for the third quarter.*

Conference Call Details

     Investors will have the opportunity to listen to the conference call at 3:30 p.m. CST over the Internet. The webcast is being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About FSI

     FSI International, Inc. is a global supplier of surface conditioning equipment technology and support services for microelectronics manufacturing. Using the Company’s broad portfolio of cleaning products, which include batch and single-wafer platforms for immersion, spray, vapor and CryoKinetic technologies, customers are able to achieve their process performance, flexibility and productivity goals.

     The Company’s support services programs provide product and process enhancements to extend the life of installed FSI equipment, enabling worldwide customers to realize a higher return on their capital investment.

     FSI maintains a web site at http://www.fsi-intl.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

     This press release contains certain “forward-looking” statements (*), including, but not limited to, the amount and timing of distributions expected from Nortem N.V., the anticipated gain on the initial and final Nortem N.V. distributions, the expected third quarter revenue and net loss and the expected cash required to satisfy the SSI litigation judgment. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the change in industry conditions; order delays or cancellations; general economic conditions; changes in customer capacity requirements and demand for microelectronics; the extent of demand for the Company’s products and its ability to meet demand; global trade policies; worldwide economic and political stability; the Company’s successful execution of internal performance plans; the cyclical nature of the Company’s business; volatility of the market for certain products; performance issues with key suppliers and subcontractors; the transition to 300mm products; the level of new orders; the timing and success of current and future product and process development programs; the success of the Company’s affiliated distributor; the success of the Company’s direct distribution organization; and the potential impairment of long-lived assets; as well as other factors listed from time to time in the Company’s SEC reports including, but not limited to, the Company’s Annual Report on Form 10-K for the 2004 fiscal year and the Company’s quarterly report on Form 10-Q for the first quarter of fiscal 2005. The Company assumes no duty to update the information in this press release.

FSI INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Second Quarter Ended		Six Months Ended
	Feb. 26,	Feb. 28,	Feb. 26,	Feb. 28,
	2005	2004	2005	2004
Sales	$24,153	$22,265	$43,598	$44,756
Cost of goods	13,408	10,954	22,445	22,950

Gross margin	10,745	11,311	21,153	21,806
Selling, general and administrative expenses	8,899	11,887	17,364	20,194
Gain on sale of facility	7,015	—	7,015	—
Research and development expenses	5,444	5,504	10,867	11,044

Operating income (loss)	3,417	(6,080)	(63)	(9,432)
Interest and other income, net	134	109	293	2,175

Income (loss) before income taxes	3,551	(5,971)	230	(7,257)
Income tax expense	12	12	25	25

Income (loss) before equity in earnings (loss) of affiliate	3,539	(5,983)	205	(7,282)
Equity in earnings (loss) of affiliate	372	(94)	430	190

Net income (loss)	$3,911	$(6,077)	$635	$(7,092)

Income (loss) per share — basic	$0.13	$(0.20)	$0.02	$(0.24)

Income (loss) per share — diluted	$0.13	$(0.20)	$0.02	$(0.24)

Weighted average common shares
Basic	29,985	29,734	29,964	29,696
Diluted	30,252	29,734	30,247	29,696

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FSI INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in thousands)
(unaudited)

	Feb. 26,	Aug. 28,
	2005	2004
Assets
Current assets
Cash, restricted cash, cash equivalents and marketable securities	$45,146	$42,208
Receivables, net	19,735	22,272
Inventories	29,458	27,378
Other current assets	6,547	5,568

Total current assets	100,886	97,426
Property, plant and equipment, net	22,593	30,918
Investment in affiliate	9,096	7,744
Intangible assets, net	2,052	2,057
Other assets	1,652	1,652

Total assets	$136,279	$139,797

Liabilities and Stockholders Equity
Current liabilities Trade accounts payable	$4,567	$9,470
Deferred profit*	3,183	3,096
Customer deposits	1,253	255
Accrued expenses	15,244	15,854

Total current liabilities	24,247	28,675
Long-term liabilities	—	750
Total stockholders’ equity	112,032	110,372

Total liabilities and stockholders’ equity	$136,279	$139,797

*Deferred profit reflects deferred revenue less manufacturing and other related costs.

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FSI INTERNATIONAL, INC. AND SUBSIDIARIES
MISCELLANEOUS FINANCIAL INFORMATION
(in thousands, except percentages, per share and total employee data)
(unaudited)

	Six Months Ended
	Feb. 26,	Feb. 28,
	2005	2004
Sales by Area
United States	29%	63%
International	71%	37%
Cash Flow Statement
Capital expenditures	$1,106	$589
Depreciation	$1,944	$3,023
Amortization	$514	$1,132
Miscellaneous Data
Total employees, including contract	505	512
Book value per share	$3.73	$3.37
Shares outstanding	30,008	29,822

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